Exhibit (10)(b)

                              CONSULTING AGREEMENT

         Agreement dated as of April 11, 2002, by and between MURRAY UNITED DEVELOPMENT CORP., a corporation duly organized and existing under the laws of the State of Delaware, hereinafter referred to as "Company", and NEWELL E. DIMEN, hereinafter referred to as "Consultant".

                                    RECITALS

     A. Company wishes to contract with Consultant for the services of Consultant.

     B. Consultant is willing and qualified to perform services for the Company as described herein.

     In consideration of the above recitals, the terms and covenants of this agreement, and other valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                                   SECTION ONE

                                    SERVICES

         Consultant shall assist the Company in (a) research and development of methods of using the Klenz-Safe cleaning product for reducing or eliminating pollutants from building air; (b) research and development of other uses for the Klenz-Safe cleaning product; and (c) marketing all technologies using the Klenz-Safe cleaning product. Company shall have sole discretion to establish the minimum standards necessary for the performance of the services to be rendered by Consultant under and pursuant to this agreement.

                                   SECTION TWO

                                  COMPENSATION

         Company shall compensate the Consultant by issuing two hundred fifty thousand (250,000) shares of its Common Stock to Consultant. Such shares shall be "restricted" securities under federal and state securities laws and may therefore not be sold or otherwise transferred unless an exemption from the registration requirements of applicable securities laws.


                                  SECTION THREE

                                 CONFIDENTIALITY

         Consultant agrees that (a) all knowledge and information that Consultant may receive from Company or from its employees or other consultants of Company, or by virtue of the performance of services under and pursuant to this agreement, relating to inventions, products, processes, machinery, apparatus, prices, business affairs, future plans, or technical data that belong to Company or those with whom Company has contracted regarding such information, and (b) all information provided by Consultant to Company in reports of work done, together with any other information acquired by or as direct result of employment of Consultant by the Company shall for all time and for all purposes be regarded by Consultant as strictly confidential and held by Consultant in confidence, and solely for Company's benefit and use, and shall not be used by Consultant or directly or indirectly disclosed by Consultant to any person whatsoever except to Company or with Company's prior written permission.

                                  SECTION FOUR

                       INVENTIONS AND COPYRIGHTABLE WORKS

         A. Consultant further agrees that Consultant will promptly communicate and disclose to Company all computer programs, documentation, software, and other copyrightable works (hereinafter called "copyrightable works"), and all discoveries, improvements, and inventions (hereinafter called "inventions") conceived, reduced to practice, or made by Consultant (1) relating to Company's manufacturing or other processes or procedures or to machinery or apparatus useful in connection therewith, or (2) relating to Company's investigations or to the nature of its business at the time of the invention, including but not limited to the Company's research relating to the use of the Klenz-Safe solution to the reduction or elimination of pollutants and contaminants from building air, or (3) resulting from or related to any work Consultant may do on behalf of Company or at its request. All such inventions and copyrightable works that Consultant is obligated to disclose shall be and remain entirely the property of Company or its nominees, successors, or assigns. It is agreed that all copyrightable works and inventions are works made for hire and shall be the exclusive property of Company. Further, Consultant agrees to assign and hereby assigns to Company any rights he may have in such works. Such assignment includes any rights in the inventions and copyrightable works described in this Paragraph A that may have accrued to Consultant since January 1, 2002.

         B. Consultant and its agents will assist Company and its nominees, successors, or assigns, on request, during and following the term of this agreement, at Company's expense, to obtain and maintain for its own benefit, patents and/or copyright registrations for any such inventions and or copyrightable works in any and all countries. Such assistance shall include, but not be limited to, executing and delivering specific assignments of any such inventions or copyrightable works and all domestic and foreign patent rights and copyrights therein, and all other papers and documents that relate to securing and maintaining such rights, and performing all other lawful acts, as may be deemed necessary or advisable by Company or its nominees, successors, or assigns.

                                  SECTION FIVE

                            DURATION AND TERMINATION

         This agreement shall be deemed to have been effective as of January 1, 2002 and shall continue until the services described in Section One hereof have been completed or until April 11, 2003, whichever occurs first. The obligations of Consultant under Sections Three and Four above, shall survive any expiration or termination of this agreement. On termination of this agreement, Consultant will return to Company all written information, drawings, models, and other materials or files supplied to Consultant or created by Consultant at the expense of Company.
=
                                   SECTION SIX

                                   ASSIGNMENT

         The rights and obligations of Consultant under this agreement are personal to Consultant and may not be assigned or transferred to any other person, firm or corporation without the prior express and written consent of Company.

                                  SECTION SEVEN

                         ENTIRE AGREEMENT; MODIFICATIONS

         The agreement shall constitute the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this agreement shall not be binding upon either party except to the extent incorporated in this agreement. Any modification of this agreement or additional obligation assumed by either party in connection with this agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

                                  SECTION EIGHT

                                  GOVERNING LAW

         It is agreed that this agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, each party to this agreement has caused it to be executed as of the date contained in the first sentence of this Agreement and to be effective as of the date specified in Section Five hereof.

                                     /s/ NEWELL E. DIMEN
                                     -------------------------------
                                         NEWELL E. DIMEN


                                     MURRAY UNITED DEVELOPMENT CORP.


                           By:       /s/ DWIGHT FOSTER
                                     -------------------------------------------
                                     DWIGHT FOSTER, Chief Executive Officer